EXHIBIT 2A


                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


        FIRST AMENDMENT, ("Amendment"), dated as of December 21, 1994, among ConAgra, Inc., a Delaware corporation ("Purchaser"), Universal Foods Corporation, a Wisconsin corporation ("Parent"), and Universal Holdings, Inc., a Nevada corporation ("Seller").

   RECITALS:

        (a) The parties hereto are parties to a certain Stock Purchase Agreement dated as of April 15, 1994, (the "Agreement").

        (b) The parties hereto desire to amend the Agreement hereinafter set forth.


   AGREEMENT:

        NOW THEREFORE, in consideration of the recitals and in further consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

        1. Amendment - Section 2 (Consideration). Section 2 of the Agreement is hereby amended by deleting the first sentence in its entirety and substituting therefore the following:

             "As consideration for the Company Stock, Purchaser shall pay to Seller in accordance with the terms and conditions set forth herein, an amount equal to the Base
             Consideration."

        2. Amendment - Section 3 (Base Consideration). Section 3 of the Agreement is hereby amended by deleting such Section in its entirety and substituting therefore the following:

             "The Base Consideration shall be an amount equal to $202,000,000. One hundred sixty-three million dollars ($163,000,000) of the Base Consideration shall be paid at Closing. The balance shall be paid on December 21, 1994."

        3. Amendment - Section 4 (Earnout Consideration). Section 4 of the Agreement is hereby amended by deleting such Section in its entirety, including Subsections 4.1, 4.2, 4.3 and 4.4.

        4. Amendment - Section 6 (Post-Closing Matters). Section 6 of the Agreement is hereby amended by deleting such Section in its entirety, including Subsections 6.1, 6.2, 6.3, 6.4 and 6.5. Notwithstanding such amendment, the parties hereto agree that Seller and/or Parent shall pay all of the fees, costs and expenses of Deloitte & Touche.

        5. Amendment - Section 7.12 (Conduct of Business). Section 7.12 of the Agreement is hereby amended by deleting subparts 7.12.1, 7.12.7 and
   7.12.9 in their entirety and substituting therefor the following:

             "7.12.1 The operations of the Company have been conducted and carried on in the ordinary course consistent with its past practices.

             7.12.7 There has been no material adverse change in or with respect to the operations, assets, management, liabilities or business of the Company or with the relations of the Company with its respective employees, creditors, customers, suppliers and others having business relationships with it and, to the knowledge of Seller and Parent, no state of facts exists which may reasonably be expected to give rise to any such material adverse change.

             7.12.9 There has been no change by the Company in any method of tax accounting."

        6. Amendment - Section 15.6 (Limitations). Subparts 15.6.1, 15.6.2 and 15.6.3 of Section 15.6 of the Agreement are hereby amended by deleting references in such Subsections to Section 4.4.2 and 6.4. In addition, Subsection 15.6.3 of Section 15.6 is hereby further amended by deleting the reference in such subsection to the words "the then remaining Earnout Consideration" and substituting therefore "Ten Million Dollars ($10,000,000).

        7. Waiver of Liability. As inducement to the execution of this Amendment, the Purchaser hereby agrees to waive any breach of the representations and warranties contained in Section 7 of the Agreement (and any indemnification claim pursuant to Section 15.1 with respect to any such breach of representation or warranty) relating to, arising from, or resulting from, the statement of operations and financial statements as described in Section 7.10 (Financial Statements).

        8. Tax Sharing Agreement. The parties acknowledge that they are not aware of any tax sharing or similar agreement existing on or prior to Closing between or among the Company (as defined in the Agreement) and Parent and/or Seller. The parties further acknowledge and agree that any such agreement shall not be enforced or effective against the Company and that the provisions of the Agreement supersede any such agreement.

        Subject to waivers set forth herein, the Stock Purchase Agreement is hereby reaffirmed by the parties hereto subject to the amendments contained herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

                                      CONAGRA, INC.


                                      By:  /s/ Stephen L. Key
                                      Its: Executive Vice President


                                      UNIVERSAL FOODS CORPORATION


                                      By:  /s/ Kenneth P. Manning
                                      Its: President


                                      UNIVERSAL HOLDINGS, INC.


                                      By:  /s/ Elizabeth Jadin
                                      Its: President